Exhibit 10.8

Kubient,Inc.

Amendment to Employment Agreement

This Amendment to the employment agreement between Paul Roberts (“Executive”) and Kubient, Inc. (the “Company”) (together referred to herein as the “Parties”) is entered into effective October 2, 2019.

RECITALS:

WHEREAS, the Parties entered into an agreement for the employment of the Executive by the Company on May 26, 2017 (the “Agreement”) in which Executive serves the Company as its Chief Executive Officer;

WHEREAS, the Company has employed additional officers in senior management roles, including a new Chief Executive Officer, and the parties desire to modify the Executive’s position to be the President and Chief Strategy Officer of the Company;

NOW, THEREFORE, the Section 1(b) of the Agreement is hereby amended and restated as follows:

(b)         Position and Duties. Effective on the Effective Date, Executive: (i) shall resign his position as Chief Executive Officer of the Company and serve as the President and Chief Strategy Officer of the Company, with responsibilities, duties and authority usual and customary for such position, subject to direction by the Company’s Board of Directors (the “Board”); (ii) shall report directly to the Board; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of the Company in connection with the Company’s business. In addition, the Board or a nominating committee of the Board shall nominate Executive to serve as a member of the Board. As a member of the Board, Executive shall attend each regular meeting of the Board, and such other meetings for which there is reasonable prior notice, in person except as may be otherwise agreed by the Board prior to such meeting.

In Witness Whereof, the Parties have executed this Amendment to the Agreement on this 2nd day of October, 2019.

KUBIENT, INC.

By:	/s/ Peter Bordes
Peter Bordes, Chief Executive Officer

/s/ Paul Roberts
Paul Roberts

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